Exhibit 5.5
[Letterhead of Owen Bird Law Corporation]
March 22, 2010
656790 B.C. Ltd.
c/o Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
Ladies and Gentlemen:
          We refer to the filing by National Money Mart Company, an unlimited company organized under the laws of Nova Scotia (the “Company”), and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of US$600,000,000 million aggregate principal amount of its 10.375% senior notes due 2016 (the “Exchange Notes”) in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding 10.375% senior notes due 2016 issued on December 23, 2009 (the “Old Notes”).
          The Old Notes contain guarantees (the “Old Guarantees”) and, upon their issuance, the Exchange Notes will contain guarantees (the “New Guarantees”), by Dollar Financial Corp., a Delaware corporation (“Holdings”) and certain direct and indirect wholly owned subsidiaries of Holdings (collectively, the “Guarantors”), including 656790 B.C. Ltd., a British Columbia corporation (“656790”).
          The Old Notes and the Old Guarantees are, and upon their issuance the Exchange Notes and the New Guarantees will be, governed by the Indenture, dated December 23, 2009 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee.
          We have acted as British Columbia counsel for 656790 in connection with the filing of the Registration Statement.

          In connection with this opinion letter, we have examined originals, or copies reproduced or certified to our satisfaction, of the following documents:
          1. The Indenture;
          2. Originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed necessary or appropriate to enable us to render this opinion, including
               a. The Articles of Association of 656790, provided to us by 656790;
               b. Resolutions of the board of directors of 656790 authorizing, among other things, the execution and delivery of Indenture and the New Guarantees; and
               c. A certificate of an officer of 656790 dated March 17, 2010 in respect of certain factual matters relating to 656790; and
          3. The Registration Statement and the prospectus contained therein.
          We have also made such examination of laws and of certificates of public officials as we have deemed necessary to enable us to render this opinion letter. With respect to our opinions as to the good standing of 656790 set forth below in opinion 1 of this letter, we have relied solely upon written certificates or oral confirmation of the Office of the Registrar of Companies for British Columbia (“BCRegCo”) without investigation into the standards for issuing such certificates.
          In rendering this opinion letter, with your permission, we have assumed (i) the due execution and delivery, pursuant to due authorization, of the Indenture by the parties thereto, (ii) the genuineness of the signatures of, and the authority of, persons signing the Indenture on behalf of the parties thereto, (iii) the genuineness of all signatures and the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals, and (iv) the conformity to authentic originals of all records, certificates, instruments and documents submitted to us as certified, conformed, photostatic or facsimile copies thereof.
          This opinion letter is limited solely to matters governed by the laws of the Province of British Columbia (the “Province”) and the federal laws of Canada applicable in the Province (collectively, the “Applicable Law”), without regard to conflict or choice of law principles of any jurisdiction; provided, however, that this opinion letter does not address local or foreign statutes, laws, rules or regulations, or state “blue sky” or similar securities laws, rules or regulations of any jurisdiction.
          Based upon the foregoing assumptions, qualifications and limitations, and subject to the further assumptions, qualifications and limitations set forth below, we are of the opinion that:

          1. 656790 is a valid and subsisting company under the laws of the Province and is in good standing with respect to the filing of annual returns with BCRegCo.
          2. The Indenture has been duly authorized and delivered by 656790.
          3. The New Guarantees to be endorsed on the Exchange Notes by 656790 have been duly authorized by 656790.
          4. Neither the execution, delivery and performance by 656790 of the Indenture nor the consummation of the transactions contemplated therein will result in a breach or violation of any of the terms or provisions of, or constitute a default under (a) any Applicable Laws, or (b) the Articles of Association of 656790.
          This opinion is given in respect of the Indenture and the New Guarantees to be issued by 656790 only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
          This opinion is furnished to you by us as counsel to 656790 and is given for your use and benefit and for the use and benefit of Pepper Hamilton LLP.
Very truly yours,
Owen Bird Law Corporation